EXHIBIT 3.3

ASHFORD HOSPITALITY PRIME, INC.

ARTICLES SUPPLEMENTARY

Ashford Hospitality Prime, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”), that:

FIRST:  Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), the Company, by resolutions of its Board of Directors (the “Board of Directors”) duly adopted at a meeting duly called and held, prohibited the Company from electing to be subject to any or all of the provisions of Title 3, Subtitle 8 of the MGCL (the “Unsolicited Takeover Act”), unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote.

SECOND:  The Board of Directors has also declared advisable and recommended to stockholders for their approval at the 2015 annual meeting of stockholders an amendment to the charter of the Company deleting Article VII, Section 6 of the charter, which provides for a partial election into Section 3-804(c) of the Unsolicited Takeover Act providing directors with the exclusive power to fill all vacancies on the Board of Directors. The stockholders have approved the amendment by the vote required under Maryland law and the charter and by-laws of the Company to effect this amendment. Articles of Amendment effecting this amendment are being filed concurrently with the filing of these Articles Supplementary.

THIRD:  The foregoing resolutions have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 18th day of May, 2015.

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ David A. Brooks
David A. Brooks,
Chief Operating Officer, Secretary and General Counsel

ATTEST:

By:	/s/ Deric S. Eubanks
Deric S. Eubanks
Chief Financial Officer